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                            STOCK PURCHASE AGREEMENT

                                 By and Between

                               WORLD ACCESS, INC.

                                       And

                             THE 1818 FUND III, L.P.



                            ------------------------

                              Dated April 19, 1999

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                                Table of Contents
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ARTICLE 1      DEFINITIONS.............................................1
      1.1      Definitions.............................................1
      1.2      Accounting Terms; Financial Covenants...................9

ARTICLE 2      PURCHASE AND SALE OF PREFERRED STOCK...................10
      2.1      Purchase and Sale of Preferred Stock...................10
      2.2      Certificate of Designation.............................11
      2.3      Fees...................................................11
      2.4      Closing................................................11

ARTICLE 3      CONDITIONS TO THE OBLIGATION
               OF THE PURCHASER TO CLOSE..............................11
      3.1      Representations and Warranties True....................11
      3.2      Compliance with this Agreement.........................12
      3.3      Officer's Certificate..................................12
      3.4      Secretary's Certificate................................12
      3.5      Documents..............................................12
      3.6      Purchase Permitted by Applicable Laws; Legal
               Investment.............................................12
      3.7      Filing of Certificate of Designation...................12
      3.8      Opinion of Counsel.....................................12
      3.9      Approval of Counsel to the Purchaser...................12
      3.10     Consents and Approvals.................................13
      3.11     No Material Adverse Change.............................13
      3.12     Due Diligence..........................................13
      3.13     Conduct of Business....................................13
      3.14     Registration Rights Agreement..........................13
      3.15     Charter and By-Laws of the Company.....................13
      3.16     Market Conditions......................................13
      3.17     No Litigation..........................................14
      3.18     No Default or Breach...................................14
      3.19     Commission Documents...................................14
      3.20     Amendment to the Credit Agreement......................14

 ARTICLE 4     CONDITIONS TO THE OBLIGATION
               OF THE COMPANY TO CLOSE................................14
      4.1      Representations and Warranties True....................14
      4.2      Compliance with this Agreement.........................14
      4.3      Issuance Permitted by Applicable Laws..................15
      4.4      Approval of Counsel to the Company.....................15
      4.5      Consents and Approvals.................................15
      4.6      Amendment to the Credit Agreement......................15

                                        i
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ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........15
      5.1      Corporate Existence and Power..........................15
      5.2      Corporate Authorization; No Contravention..............16
      5.3      Governmental Authorization; Third Party Consents.......16
      5.4      Binding Effect.........................................16
      5.5      No Legal Bar...........................................17
      5.6      Litigation.............................................17
      5.7      No Default or Breach...................................17
      5.8      Title to Properties....................................18
      5.9      Taxes..................................................18
      5.10     Financial Condition....................................18
      5.11     No Material Adverse Change.............................18
      5.12     Commission Documents...................................18
      5.13     Environmental and Other Matters........................19
      5.14     Investment Company.....................................20
      5.15     Subsidiaries...........................................20
      5.16     Capitalization.........................................21
      5.17     Solvency...............................................21
      5.18     Private Offering.......................................21
      5.19     Broker's, Finder's or Similar Fees.....................21
      5.20     No Defaults............................................21
      5.21     Full Disclosure........................................22
      5.22     Year 2000 Compliance...................................22
      5.23     Regulatory Compliance..................................22
      5.24     Registration Rights Agreement..........................23
      5.25     Trade Relations........................................23
      5.26     Material Contracts.....................................23
      5.27     Business Plan..........................................23
      5.28     No Undisclosed Financial Liabilities...................24

 ARTICLE 6     REPRESENTATIONS AND WARRANTIES
               AND COVENANTS OF THE PURCHASER.........................24
      6.1      Existence and Power....................................24
      6.2      Authorization; No Contravention........................24
      6.3      Binding Effect.........................................25
      6.4      No Legal Bar...........................................25
      6.5      Purchase for Own Account...............................25
      6.6      Broker's, Finder's or Similar Fees.....................26
      6.7      Investment Knowledge...................................26
      6.8      HSR Act................................................26

                                       ii
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 ARTICLE 7     INDEMNIFICATION........................................26
      7.1      Indemnification by the Company.........................26
      7.2      Notification...........................................27
      7.3      Registration Rights Agreement..........................28

 ARTICLE 8     AFFIRMATIVE COVENANTS..................................28
      8.1      Financial Statements...................................28
      8.2      Certificates; Other Information........................29
      8.3      Preservation of Corporate Existence....................29
      8.4      Payment of Obligations.................................30
      8.5      Compliance with Laws...................................30
      8.6      Notices................................................30
      8.7      Issue Taxes............................................31
      8.8      Reservation of Shares..................................31
      8.9      Inspection.............................................31
      8.10     Board Representation...................................32
      8.11     Registration and Listing...............................33
      8.12     HSR Act Filing.........................................34
      8.13     Private Offering.......................................34
      8.14     Additional Registration Rights.........................34

 ARTICLE 9     NEGATIVE COVENANTS.....................................35
      9.1      Consolidated Net Worth.................................35
      9.2      Consolidations and Mergers.............................35
      9.3      Transactions with Affiliates...........................36
      9.4      No Inconsistent Agreements.............................36
      9.5      Issuance of Preferred Stock............................36

 ARTICLE 10    DISPOSITIONS...........................................36
      10.1     Dispositions by Phillips...............................36
      10.2     Dispositions by the Purchaser..........................38

 ARTICLE 11    MISCELLANEOUS..........................................39
      11.1     Survival of Provisions.................................39
      11.2     Notices................................................39
      11.3     Successors and Assigns.................................40
      11.4     Amendment and Waiver...................................41
      11.5     Counterparts...........................................41
      11.6     Headings...............................................41
      11.7     Determinations.........................................41
      11.8     Governing Law..........................................41
      11.9     Jurisdiction...........................................41
      11.10    Severability...........................................42
      11.11    Rules of Construction..................................42
      11.12    Remedies...............................................42
      11.13    Entire Agreement.......................................42
      11.14    Attorneys' Fees........................................42

                                       iii
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      11.15 Publicity.................................................43
      11.16 Expenses..................................................43

                                       iv
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EXHIBITS

Exhibit A       Form of Certificate of Designation
Exhibit B       Form of Registration Rights Agreement

SCHEDULES

Schedule 5.3    Governmental Authorizations:  Third Party Consents
Schedule 5.6    Litigation
Schedule 5.11   No Material Adverse Change
Schedule 5.15   Subsidiaries
Schedule 5.16   Capitalization
Schedule 5.22   Year 2000 Compliance
Schedule 5.23   Regulatory Compliance
Schedule 5.24   Registration Rights Agreements
Schedule 5.26   Material Contracts
Schedule 5.28   Financial Liabilities

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

         STOCK PURCHASE AGREEMENT, dated April 19, 1999, by and between World Access, Inc., a corporation organized under the laws of Delaware (the "Company"), and The 1818 Fund III, L.P., a Delaware limited partnership (the "Purchaser").

         The Company proposes that the Company issue to the Purchaser, and the Purchaser purchase, up to 70,000 shares of the Company's 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $.01 per share, upon the terms and subject to the conditions set forth in this Agreement.

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Additional Closing" has the meaning assigned that term in Section 2.1(b).

         "Additional Closing Date" has the meaning assigned that term in Section 2.1(b).

         "Additional Purchase Price" has the meaning assigned that term in
Section 2.1(b).

         "Additional Shares has the meaning assigned to that term in Section 2.1(b).

         "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that for purposes of this Agreement the Purchaser shall not be deemed an Affiliate of the Company.

         "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Atlanta, Georgia are authorized or required by law or executive order to close.
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                                                                               2

         "Business Plan" has the meaning assigned to that term in Section 5.27.

         "Certificate of Designation" means the Certificate of Designation with respect to the Preferred Stock (the form of which is attached hereto as Exhibit
A) to be adopted by the Board of Directors of the Company and filed with the Secretary of State of the State of Delaware.

         "Change of Control" of the Corporation shall mean such times as:

         (i) Any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of stock of the Corporation entitling such Person or Persons to exercise 50% or more of the total votes (excluding the Preferred Stock) entitled to be cast at a regular or special meeting, or by action by written consent, of shareholders of the Corporation (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Commission under the Exchange Act);

         (ii) A majority of the Board of Directors of the Corporation shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors on the Closing Date (as defined in the Stock Purchase Agreement) and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

         (iii) The shareholders of the Corporation shall have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case with respect to which all or substantially all the Persons who were the respective beneficial owners, directly or indirectly, of the outstanding shares of capital stock of the Corporation immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction, will own less than 50% of the combined voting power of the then outstanding shares of capital stock of the Corporation resulting from such recapitalization, reorganization, merger, consolidation or similar transaction; provided that any such recapitalization shall not be considered a Change of Control if the holders of Preferred Stock have the right to participate on at least a pari passu basis.

         (iv) The shareholders of the Corporation shall have approved of the sale or other disposition of all or substantially all the assets of the Corporation in one transaction or in a series of related transactions;
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                                                                               3

         (v) Any transaction occurs (other than one described in (iii) above or (vi) below), the result of which is that the Common Stock is not required to be registered under Section 12 of the Exchange Act and that the holders of Common Stock do not receive common stock of the Person surviving such transaction which is required to be registered under Section 12 of the Exchange Act; or

         (vi) Immediately after any merger, consolidation, recapitalization or similar transaction, Phillips or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall be the beneficial owners, directly or indirectly, of outstanding shares of capital stock of the Company (or any Person surviving such transaction) entitling them collectively to exercise 50% or more of the total voting power of shares of capital stock of the Company (or the surviving Person in such transaction) and in connection with or as a result of such transaction, the Company (or such surviving Person) shall have incurred or issued additional indebtedness such that the total indebtedness so incurred or issued equals at least 50% of the consideration payable in such transaction; provided that any such transactions shall not be considered a Change of Control if the holders of Preferred Stock have the right to participate on at least a pari passu basis.

         "Claim" has the meaning assigned to that term in Section 5.13.

         "Closing" has the meaning assigned to that term in Section 2.4.

         "Closing Date" means the date specified in Section 2.4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "Commission Documents" means all registration statements, proxy statements, reports and other documents (and all amendments thereto), required to be filed by the Company since January 1, 1997 under the Securities Act or the Exchange Act.

         "Common Stock" shall mean the common stock, par value $.01 per share, and each other class of capital stock of the Company into which such stock is reclassified or reconstituted.

         "Company" means World Access, Inc., a Delaware corporation.

         "Condition of the Company" means the assets, business, properties or financial condition of the Company and its Subsidiaries taken as a whole.
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                                                                               4

         "Consolidated Net Worth" means, as of the date of determination with respect to any Person, the consolidated stockholders' equity (which, in the case of the Company, shall include the Preferred Stock) of such Person and its Subsidiaries, determined in accordance with GAAP.

         "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including, without limitation, any obligation of such first-mentioned Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the beneficiary of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

         "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

         "Credit Agreement" means the Credit Agreement dated December 30, 1998, among Telco Systems, Inc. and World Access Holdings, Inc., the Lenders from time to time party thereto, and NationsBank, N.A., Fleet National Bank and Bank Austria Creditanstalt Finance, Inc., as amended.

         "DTC" means the Depositary Trust Company.

         "Environmental Claims" means any notification, whether formal or informal, written or oral, pursuant to Environmental Laws or principles of common law relating to pollution, or protection of the environment that any of the current or past operations of the Company or any of its Subsidiaries, or any by- product thereof, or any of the property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or the operations or property of any predecessor of the Company or any of its Subsidiaries, is or may be implicated in or subject to any Claim by any Governmental Authority or any other Person.
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                                                                               5

         "Environmental Compliance Costs" means any expenditures, costs, assessments or expenses (including any expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants), necessary to bring the operations, real property, assets, equipment or facilities owned, leased, operated or used by the Company or any of its Subsidiaries from noncompliance into compliance with any and all requirements of Environmental Laws, principles of common law concerning pollution or protection of the environment, or Permits issued pursuant to Environmental Laws; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

         "Environmental Laws" means any applicable federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation in effect as of the Closing Date and each Additional Closing Date, relating to environmental matters, including those pertaining to air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any contaminant including, without limitation, medical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Oil Pollution Act of 1990 (33 U.S.C. ss. 2701 et seq.).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "FCC" means the Federal Communications Commission.

         "GAAP" means generally accepted accounting principles with respect to Preferred Shares or Common Stock or Subordinated Notes issued upon conversion or exchange of the Preferred Shares in the United States in effect from time to time.

         "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Hazardous Materials" means those substances that are regulated by or form the basis of liability under any Environmental Laws.

         "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

         "Holder", with respect to Preferred Shares or Common Stock or Subordinated Notes issued upon conversion or exchange of the Preferred Shares, means the Purchaser and any subsequent direct or indirect transferee of such security; provided that the term Holder shall not include any Person who owns such security if it has been registered under the Securities Act or if it has been transferred to such Person after such security has been the subject of a distribution to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or otherwise distributed under circumstances not requiring a legend.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission thereunder.

         "Indebtedness" means as to any Person, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations under leases which have
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                                                                               7

been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (h) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, (i) all capital stock issued by such Person subject to mandatory redemption that is not contingent upon future events or circumstances, and (j) any Contingent Obligation.

         "Indemnified party" has the meaning assigned to that term in Section
7.1.

         "Indenture" means the indenture dated October 1, 1997 by the Company and First Union National Bank, as trustee, with respect to certain notes, as amended by the First Supplemental Indenture dated October 28, 1998 among the Company, WA Telecom Products Co., Inc. and First Union National Bank.

         "Initial Preferred Shares" has the meaning assigned to that term in
Section 2.1(a).

         "Initial Purchase Price" has the meaning assigned to that term in
Section 2.1(a).

         "Liability" has the meaning assigned to that term in Section 7.1.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

         "NASDAQ" means the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

         "1998 Audited Financials" has the meaning assigned to that term in
Section 5.10.

         "1998 Interim Financials" has the meaning assigned to that term in
Section 5.10.

         "1997 Audited Financials" has the meaning assigned to that term in
Section 5.10.

         "NYSE" means the New York Stock Exchange, Inc.

         "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Phillips" has the meaning assigned to that term in Section 10.1(a).

         "PORTAL" means Private Offerings, Resales and Trading through Automated Linkages.

         "Preferred Shares" means the Initial Preferred Shares and the Additional Shares.

         "Preferred Stock" means the 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $.01 per share, of the Company.

         "Purchase Price" means the Initial Purchase Price and the Additional Purchase Price.

         "Purchaser" means The 1818 Fund III, L.P., a Delaware limited partnership.

         "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit B.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

         "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary to comply with, or discharge any obligation under, Environmental Laws to (i) clean up, remove, treat, cover or in any other way remediate Hazardous Substances in the indoor or outdoor environment; (ii) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

         "Requirements of Law" means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Solvent" means, with respect to any Person, that the fair saleable value on a going concern basis of the assets and property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature. In computing the amount of contingent or liquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

         "Subordinated Notes" means the subordinated notes of the Company which may be issued in exchange for the Preferred Shares as set forth in the Certificate of Designation.

         "Subsidiary" means, with respect to any Person, another Person of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such first-mentioned Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

         "USTs" means any underground storage tanks or related piping or dispensers.

         "Year 2000 Compliance" has the meaning assigned that term in Section 5.22.

         1.2 Accounting Terms; Financial Covenants. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations shall be the same after such changes as if such changes had not been made.

                                    ARTICLE 2

                      PURCHASE AND SALE OF PREFERRED STOCK

         2.1 Purchase and Sale of Preferred Stock.

                  (a) Subject to the terms and conditions herein set forth, the Company agrees that it will issue to the Purchaser, and the Purchaser agrees that it will acquire from the Company, at the Closing, 50,000 shares of Preferred Stock (the "Initial Preferred Shares") for an aggregate purchase price of $50,000,000 (the "Initial Purchase Price"), in cash, by wire transfer of immediately available funds to an account designated by the Company in a notice delivered to the Purchaser one day prior to the Closing Date.

                  (b) The Purchaser (or an Affiliate) has the option of acquiring from time to time (in multiples of $5,000,000 of Liquidation Preference) before June 30, 2000 up to 20,000 additional shares of Preferred Stock (the "Additional Shares") at a price of $1,000 per share. Purchaser shall give the Company written notice of its election to purchase Additional Shares on a date specified (which date shall be a Business Day occurring at least 10 Business Days after the date of such notice and which date shall be extended, as necessary, to permit the Company and the Purchaser or its Affiliates to obtain any consents of Governmental Authorities or make any filings necessary to issue the Additional Shares or to comply with all Requirements of Law including the Securities Act, the Exchange Act and the HSR Act ). Such notice shall specify the number of Preferred Shares to be purchased and the name or names (with address) in which a certificate or certificates for the Additional Shares are to be issued. Purchase of the Additional Shares shall occur on the date specified in such notice (each, an "Additional Closing Date"). On each Additional Closing Date, the Company will issue to the Purchaser (or its Affiliate) the number of shares of Preferred Shares to be purchased on such date and the Purchaser shall deliver the purchase price therefore (the "Additional Purchase Price") in cash, by wire transfer of immediately available funds to an account designated by the Company in a notice delivered to the Purchaser at least one day prior to the Additional Closing Date. On each Additional Closing Date, the Purchaser shall deliver to the Company a certificate signed by a General Partner stating that the representations and warranties contained in Section 6 are true and correct as if made as of such Additional Closing Date and the President or a Vice President of the Company shall deliver to the Purchaser a certificate stating that the representations and warranties contained in Section 5 are true and correct in all material respects as of such Additional Closing Date as if made as of such date (or, if any representation or warranty is not true and correct as of such Date, providing information as to its accuracy in such representation or warranty) and the Company is in compliance with its obligations in Article 8 or 9. If such representations and warranties are not true in all material respects on any Additional Closing Date, Purchaser (or its Affiliates) shall have no obligation to purchase any Additional Shares on such Additional Closing Date.

         2.2 Certificate of Designation. The Preferred Shares shall have the rights and preferences set forth in the Certificate of Designation.

         2.3 Fees. The Company agrees it will pay to the Purchaser or its designee at the Closing, a facility fee of $2,000,000 in cash, by wire transfer of immediately available funds to an account or accounts designated by the Purchaser in a notice delivered to the Company at least one day prior to the Closing, provided that if prior to the Closing, at the Company's request, the Purchaser executes and delivers a commitment letter, and upon such execution and delivery the Company has paid the Purchaser $500,000, then the amount of the facility fee due under this Section 2.3 at the Closing shall be $1,500,000.

         2.4 Closing. Subject to Articles 3 and 4, the purchase and issuance of the Initial Preferred Shares shall take place at the closing (the "Closing") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064 on April 21, 1999, or such later date on or prior to April 30, 1999 as the parties may agree (the "Closing Date"), at 10:00 a.m., New York City time. The location and time of each purchase and issuance of Additional Shares (each an "Additional Closing") shall be set forth in the written notice from the Purchaser referred to in Section 2.1(b). At the Closing and each Additional Closing, subject to the terms and conditions set forth herein, the Company shall sell the Preferred Shares to the Purchaser by delivering to the Purchaser Preferred Shares registered in the name of the Purchaser or its designees, with appropriate issue stamps, if any, affixed at the expense of the Company, free and clear of any Lien, and the Purchaser shall purchase the Preferred Shares in accordance with the provisions of ss. 2.1.

                                    ARTICLE 3

                          CONDITIONS TO THE OBLIGATION
                            OF THE PURCHASER TO CLOSE

         The obligation of the Purchaser to purchase the Initial Preferred Shares, to pay the Purchase Price at the Closing and to perform any obligations hereunder shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

         3.1 Representations and Warranties True. The representations and warranties of the Company contained in Section 5 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

         3.2 Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

         3.3 Officer's Certificate. The Purchaser shall have received a certificate, dated the Closing Date and signed by the President or a Vice-President of the Company, certifying that the conditions set forth in Sections 3.1 and 3.2 hereof have been satisfied on and as of such date.

         3.4 Secretary's Certificate. The Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying the truth and correctness of attached copies of the Certificate of Incorporation and By-laws of the Company and resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby.

         3.5 Documents. The Purchaser shall have received copies of such documents as it reasonably may request in connection with the sale of the Initial Preferred Shares and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser.

         3.6 Purchase Permitted by Applicable Laws; Legal Investment. The acquisition of and payment for the Initial Preferred Shares to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation and (b) shall not subject the Purchaser to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

         3.7 Filing of Certificate of Designation. The Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware.

         3.8 Opinion of Counsel. The Purchaser shall have received the opinion of Long, Aldridge & Norman, LLP counsel to the Company, and Richard Heidecke, counsel to the Company, each dated the Closing Date, in form satisfactory to the Purchaser.

         3.9 Approval of Counsel to the Purchaser. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Purchaser, as to their form and substance.

         3.10 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons, including, with respect to Contractual Obligations of the Company, those consents noted on Schedule 5.3, necessary or required in connection with the execution, delivery or performance (including, without limitation, the payment of dividends on the Preferred Stock and the issuance of Common Stock or Subordinated Notes upon the conversion or exchange of the Preferred Stock) by the Company or enforcement against the Company of this Agreement, the Preferred Shares or the Registration Rights Agreement shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

         3.11 No Material Adverse Change. Since December 31, 1998, there shall have been no material adverse change, nor shall any such change be threatened, in the Condition of the Company since that date.

         3.12 Due Diligence. The Purchaser shall have completed its due diligence review of the assets, business, properties, pending litigations, prospects, operations and financial and other condition of the Company and its Subsidiaries, and shall be reasonably satisfied with the results of such review.

         3.13 Conduct of Business. The Company shall have conducted its business in the ordinary course from the date hereof to the Closing Date, and no transaction not in the ordinary course of business shall have occurred without the Purchaser's consent.

         3.14 Registration Rights Agreement. The Company shall have duly executed and delivered to the Purchaser the Registration Rights Agreement.

         3.15 Charter and By-Laws of the Company. Except for the Certificate of Designation, no amendments to the Certificate of Incorporation or By-Laws of the Company as in effect on the date hereof shall have been effected.

         3.16 Market Conditions. Between the date of this Agreement and the Closing Date, (a) trading in the Common Stock shall not have been suspended by the Commission or by the NASDAQ, (b) trading in securities generally on the NYSE or NASDAQ shall not have been suspended or limited or minimum or maximum prices shall not have been generally established on such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall not have been imposed upon trading in securities generally by such exchange or by order of the Commission or any court or other Governmental Authority, (c) a general banking moratorium shall not have been declared by either Federal or New York State authorities and (d) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United

States of a national emergency or war or other calamity or crisis shall not have occurred.

         3.17 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries which would, if adversely determined, (i) have a material adverse effect on the Condition of the Company or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Preferred Shares or the Registration Rights Agreement.

         3.18 No Default or Breach. Neither the Company nor any of its Subsidiaries shall have been in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would be materially adverse to the Condition of the Company or which could materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Preferred Shares or the Registration Rights Agreement.

         3.19 Commission Documents. The Company shall have filed its Form 10-K for the year ended December 31, 1998 and provided a copy to the Purchaser.

         3.20 Amendment to the Credit Agreement. The Purchaser shall have received a copy of an amendment to the Credit Agreement permitting the issuance of the Preferred Stock and payment of dividends on the Preferred Stock.

                                    ARTICLE 4

                          CONDITIONS TO THE OBLIGATION
                             OF THE COMPANY TO CLOSE

         The obligations of the Company to issue and sell the Initial Preferred Shares, and to consummate the transactions contemplated herein on the Closing Date, shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

         4.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

         4.2 Compliance with this Agreement. The Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

         4.3 Issuance Permitted by Applicable Laws. The issuance of the Preferred Shares and the consummation of the transactions contemplated hereby by the Company (a) shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation and (c) shall be permitted by the laws and regulations of the jurisdictions in which is it subject.

         4.4 Approval of Counsel to the Company. All actions and proceedings hereunder and all documents required to be delivered by the Purchaser hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Long, Aldridge & Norman LLP, counsel to the Company, as to their form and substance.

         4.5 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Purchaser or enforcement against the Purchaser of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

         4.6 Amendment to the Credit Agreement. The Company shall have received a copy of an amendment to the Credit Agreement permitting the issuance of the Preferred Stock and payment of dividends on the Preferred Stock.

                                    ARTICLE 5

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser as follows:

         5.1 Corporate Existence and Power. The Company and each of its
Subsidiaries:

                  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                  (b) has (i) full corporate (or other organizational) power and authority and (ii) all governmental licenses, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

                  (c) is duly qualified as a foreign person, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                  (d) is in compliance with all Requirements of Law;

except, in the case of (b)(ii), (c) or (d) of this Section 5.1, to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company.

         5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the Common Stock and Subordinated Notes issuable upon the conversion or exchange of the Preferred
Shares:

                  (a) is within the Company's corporate power and authority and has been duly authorized by all necessary corporate action; and

                  (b) subject to obtaining the consent set forth on Schedule 5.3, will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries (including, without limitation, those listed on Schedule
5.26 but excluding Contractual Obligations which are not material to the Condition of the Company), or any order or decree directly relating to the Company or any of its Subsidiaries.

         5.3 Governmental Authorization; Third Party Consents. Except as set forth on Schedule 5.3 and for any filings under the HSR Act with respect to any Additional Closing, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement, the Preferred Shares, the Registration Rights Agreement or the transactions contemplated hereby or thereby. The issuance of and payment of dividends on the Preferred Stock are not prohibited by the terms of the Credit Agreement or the Indenture and the Company does not reasonably anticipate that any such term is likely to be breached during the term of the Credit Agreement or Indenture as a result of such issuance or payment as of the Closing Date. As of the Closing Date, the consents listed on Schedule 5.3 will have been obtained and be in full force and effect.

         5.4 Binding Effect. This Agreement has been duly executed and delivered by the Company, and at the Closing the Registration Rights Agreement and the Initial Preferred Shares will be duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. At the Closing, the Registration Rights Agreement and the Preferred Shares will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.5 No Legal Bar. Subject to the expiration of the waiting period under the HSR Act with respect to any Additional Closing, neither the execution, delivery or performance of this Agreement or the Registration Rights Agreement nor the issuance or performance of the terms of the Preferred Shares will violate any Requirement of Law or any rule or regulation of NASDAQ.

         5.6 Litigation.

                  (a) Except as set forth on Schedule 5.6, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

                           (i) with respect to this Agreement, the Preferred
Shares or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby; or

                           (ii) which would, if adversely determined, (i) have a
material adverse effect on the Condition of the Company or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Preferred Shares or the Registration Rights Agreement.

                  (b) No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement, the Preferred Shares or the Registration Rights Agreement.

         5.7 No Default or Breach. No event has occurred and is continuing which constitutes a default under or breach of any of the provisions of Article 8 or
9. No event which constitutes a default under or breach of any of the provisions of Article 8 or 9 is likely to result from the incurring of obligations by the Company under this Agreement, or the Registration Rights Agreement or from the issuance of the Preferred Shares. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under this Agreement, the Preferred Shares or the Registration Rights Agreement.

         5.8 Title to Properties. The Company and each of its Subsidiaries have good and defensible title to, or hold leases in full force and effect in all their real property, except for such defects in title as could not, individually or in the aggregate, have a material adverse effect on the Condition of the Company or the ability of the Company to perform its obligations under this Agreement, the Preferred Shares or the Registration Rights Agreement.

         5.9 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves that the Company reasonably believes to be adequate for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

         5.10 Financial Condition. The Company heretofore has delivered to the Purchaser true and correct copies of audited consolidated financial statements of the Company and its Subsidiaries dated as of December 31, 1997 (the "1997 Audited Financials), December 31, 1998 (the "1998 Audited Financials") and the unaudited consolidated financial statements of the Company and its Subsidiaries dated as of March 31, 1998, June 30, 1998 and September 30, 1998 (the "1998 Interim Financials"). The 1997 Audited Financials, 1998 Audited Financials and the 1998 Interim Financials have been prepared in accordance with GAAP applied consistently and present fairly in all material respects the consolidated financial condition of the Company as of the dates thereof and the consolidated results of operations of the Company for the period, or portion thereof, then ended (except in the case of the 1998 Interim Financials, for normal year-end adjustment and the absence of footnotes).

         5.11 No Material Adverse Change. Except as set forth on Schedule 5.11, since December 31, 1998, there has not been any material adverse change, nor to the knowledge of the Company is any such change threatened, in the Condition of the Company.

         5.12 Commission Documents. The Company, NACT Telecommunications, Inc. and Telco Systems, Inc. have filed all registration statements, proxy statements, reports and other documents required to be filed by them under the Securities Act or the Exchange Act, and all amendments thereto. The Company has furnished or made available to the Purchaser copies of all Commission

Documents, each as filed with the Commission. Each Commission Document when filed with the Commission was true and accurate in all material respects and in compliance in all material respects with the requirements of its respective report form.

         5.13 Environmental and Other Matters.

                  (a) Neither the Company nor any of its Subsidiaries is or has been in violation of any applicable Environmental Law or other Requirement of Law, except to the extent that any such violation would not have a material adverse effect on the Condition of the Company.

                  (b) The Company and its Subsidiaries have all Permits required pursuant to Environmental Laws that are material to the conduct of the business of the Company or any of its Subsidiaries, all such Permits are in full force and effect, no action, cause of action, suit, claim, complaint, demand, litigation or legal, administrative or arbitral proceeding or investigation (collectively, "Claims") to revoke, limit or modify any of such Permits is pending and the Company and each of its Subsidiaries is in compliance in all material respects with all terms and conditions thereof.

                  (c) Neither the Company nor any of its Subsidiaries has received, or will receive pursuant to any environmental property transfer law due to the consummation of this transaction, any Environmental Claim.

                  (d) The Company and its Subsidiaries have filed all notices required under Environmental Laws indicating the past or present Release, generation, treatment, storage or disposal of Hazardous Substances.

                  (e) Neither the Company nor any of its Subsidiaries has entered into any written agreement with any Governmental Body or any other Person by which the Company or any of the Subsidiaries has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release or threatened Release of Hazardous Substances into the environment.

                  (f) To the knowledge of the Company or any of its Subsidiaries, there is not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances for which the Company or any of its Subsidiaries reasonably expects to be subject to an Environmental Claim in an amount in excess of $50,000.

                  (g) Except in cases that are not reasonably expected to give rise to any liability for the Company or any of its Subsidiaries under any Environmental Law in excess of $50,000, there is not now and has not been at, on or in any of the real properties owned, leased or operated by the Company or any of its Subsidiaries during the time of the Company's or its Subsidiaries' ownership, lease or operation of such real properties, and, to the knowledge of the Company or any of its Subsidiaries, there was not at, on or in any real property previously owned, leased or operated by the Company or any of its Subsidiaries or any predecessor: (i) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances; (ii) any UST, surface impoundment, lagoon, landfill, solid waste disposal area, or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances; (iii) any asbestos-containing material; (iv) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment; (v) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance in form or quantity requiring Remedial Action under Environmental Laws; or (vi) any Hazardous Substances present at such property, excepting such quantities as are handled in accordance with applicable manufacturer's instructions and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Company and its Subsidiaries.

                  (h) To the knowledge of the Company or any of its Subsidiaries, there is no basis or reasonably anticipated basis, individually or in the aggregate, for any Environmental Claim or Environmental Compliance Costs to be asserted against or required of the Company or any of its Subsidiaries in excess of $50,000.

                  (i) Neither the Company nor any of its Subsidiaries has transported, stored, treated or disposed, nor has it allowed or arranged for any third persons to transport, store, treat or dispose, any Hazardous Substance to or at: (i) any location other than a site lawfully permitted to receive such substances for such purposes, or (ii) any location designated for Remedial Action pursuant to Environmental Laws where such Remedial Action is reasonably expected to result in liability for the Company or any of its Subsidiaries in excess of $50,000; nor has it performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any Environmental Laws or in any other manner that may result in Environmental Compliance Costs or in an Environmental Claim for or against the Company or any of its Subsidiaries.

                  (j) The Company and each of its Subsidiaries is in material compliance with the upgrade requirements for USTs in effect as of December 31, 1998 pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.

         5.14 Investment Company. Neither the Company nor any Person controlling the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.15 Subsidiaries. Schedule 5.15 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Except as set forth on Schedule 5.15, each such Subsidiary is directly or indirectly wholly owned by the Company.

         5.16 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.0l per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which as of the date hereof, 44,866,395 shares of Common Stock and no shares of preferred stock are issued and outstanding. Except as set forth on
Schedule 5.16, there are no shares of capital stock of the Company reserved for issuance. All of the outstanding shares of capital stock of the Company have been duly authorized and are fully paid and non-assessable. The Preferred Shares when issued upon payment of the Purchase Price, and the shares of Common Stock when issued upon conversion or exchange of the Preferred Shares, will be duly authorized, and, in each case, validly issued, fully paid and nonassessable. The Subordinated Notes, when issued upon exchange for the Preferred Shares, will be duly authorized and validly issued. Except as set forth on Schedule 5.16 or in the Certificate of Designation, there are no options, warrants or other rights to any Person to purchase shares of capital stock or other securities of the Company, and the Company is not obligated in any manner to issue shares of its capital stock or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on the transfer of shares of capital stock of the Company.

         5.17 Solvency. On and as of the Closing Date, after giving effect to the transactions contemplated in this Agreement, the Company will be Solvent.

         5.18 Private Offering. No form of general solicitation or general advertising was used by the Company or, to its knowledge, its representatives in connection with the offer or sale of the Preferred Shares. No registration of the Preferred Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Preferred Shares pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Preferred Shares or any other security so as to require the registration of the Preferred Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Preferred Shares are so registered.

         5.19 Broker's, Finder's or Similar Fees. Except as set forth herein, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such entity.

         5.20 No Defaults. After giving effect to the issuance of the Preferred Shares, and the conversion or exchange of the Preferred Stock into Common Stock, neither the Company nor any of its Subsidiaries would be in default under or with respect to any covenant in the Indenture or Credit Agreement.

         5.21 Full Disclosure. No statement by the Company contained in (i) this Agreement or (ii) any certificates delivered to the Purchaser in connection with the purchase and sale of the Preferred Shares at or prior to the Closing contains (or will contain) an untrue statement of a material fact or omits (or will omit) to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading.

         5.22 Year 2000 Compliance. The Company and its Subsidiaries have taken reasonable steps to determine whether the failure of any third parties (including any third party providers of computer hardware and software) to achieve Year 2000 Compliance would have a material adverse effect on the Condition of the Company. Year 2000 Compliance shall mean all computer hardware and software in question (including all computer hardware and software contained in embedded systems) is designed or is being modified to be used, prior to, during and after the calendar year 2000, and such hardware and software will continue to operate during such time period to accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations. Except as disclosed on Schedule 5.22, all computer hardware and software (including all computer hardware and software contained in embedded systems) (collectively, the "Technology Systems") that the Company identified as critical (whether such Technology Systems are owned by the Company and its Subsidiaries or licensed from third parties) are Year 2000 Compliant, provided that all third party Technology Systems (other than Technology Systems incorporated in the products of the Company or its Subsidiaries) with which such Technology Systems of the Company and its Subsidiaries come into contact properly exchanges date data with it. The occurrence of the calendar year 2000 and its effect on the Technology Systems of the Company and its Subsidiaries will not have a material adverse effect on the Condition of the Company. Except as set forth on Schedule 5.22, all transport and network access products have been determined either to be Year 2000 Compliant, or may be upgraded at no charge. Software required for upgrades is presently available and may be downloaded from the Internet. Except as set forth on Schedule 5.22, all switching products have been determined to be Year 2000 Compliant, or may be upgraded at no charge.

         5.23 Regulatory Compliance. The Company and its Subsidiaries, in their ownership, management and operation of their business, as now conducted and as contemplated to be conducted in the future, are not operating any communications facilities or services for which any authorization is required from the FCC or any similar regulatory body in any country in which the Company or its Subsidiaries operate, other than the communications facilities or services for which an appropriate regulatory authorization has been obtained and is in effect. Schedule 5.23 sets forth all such authorizations held by the Company and its Subsidiaries, issued by the FCC or similar regulatory body.

         5.24 Registration Rights Agreement. Schedule 5.24 sets forth all agreements to which the Company or any Subsidiary is a party or by which it is bound relating to the registration of its securities or, in the case of a Subsidiary, the securities of the Company. None of the agreements listed on
Schedule 5.24 grants any registration rights to any Person which are inconsistent with the rights to be granted to the Purchaser in the Registration Rights Agreement.

         5.25 Trade Relations. To the knowledge of the Company, there exists no actual or threatened termination, cancellation or limitation of, or any material adverse modification or material change in, the business relationship or business of the Company and its Subsidiaries taken as a whole or their business with any customer or any group of customers which is individually or in the aggregate material to the business of the Company and its Subsidiaries taken as a whole, or with any supplier, which is material to the business of the Company and its Subsidiaries, taken as a whole.

         5.26 Material Contracts. Neither the Company nor any of its Subsidiaries is a party to any Contractual Obligation and is not subject to any charge, corporate restriction, judgment, injunction, decree or Requirement of Law which is likely to have a material adverse affect on the Condition of the Company. Schedule 5.26 lists all contracts, agreements and commitments of the Company and any Subsidiary, whether written or oral, for (i) sales of telecommunications switching equipment and related products and services in excess of $200,000, which are subject to vendor financing; (ii) sales of telecommunications access and transport equipment and related products and services with the ten largest customers in fiscal year 1998; (iii) purchases of international telecommunications services with the five largest suppliers in fiscal year 1998; (iv) sales of international telecommunications services with the five largest purchasers in fiscal year 1998; and (v) all contracts with MCI/WorldCom and (vi) all other contracts material to the Condition of the Company, other than (a) this Agreement and the Registration Rights Agreement and
(b) purchase orders in the ordinary course of the Company's and any Subsidiary's business. All of the contracts, agreements and commitments of the Company and its Subsidiaries listed in Schedule 5.26 are in full force and effect and binding upon the parties thereto in accordance with their terms. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company or any of its Subsidiaries, any other party to the contracts, agreements and commitments listed on Schedule 5.26, is in default thereunder, and no condition exists that with notice or lapse of time, or both would constitute a default thereunder, in each case other than defaults that individually or in the aggregate are not material to the Condition of the Company. Neither the Company nor any of its Subsidiaries has any knowledge of any proposed, pending, or likely cancellation or termination of any such contract, agreement or commitment.

         5.27 Business Plan. Prior to the date hereof, the Company delivered to the Purchaser its business plans for fiscal year 1999 (the "Business Plan"). The assumptions used in preparation of the Business Plan were reasonable when made and continue to be reasonable as of the Closing Date. The Business Plan has been prepared in good faith and the Business Plan gives effect to the transactions contemplated by this Agreement. The Purchaser acknowledges that the Business Plan contain assumptions about future events and that actual results during the period or periods covered may differ from the data and results contained in such Business Plan.

         5.28 No Undisclosed Financial Liabilities. Except as set forth on
Schedule 5.28, the Company and its Subsidiaries, after giving effect to the transactions contemplated hereby, will not have any material direct or indirect indebtedness, liability (including, without limitation, product liability or warranty claim), obligation, whether known or unknown, fixed or unfixed, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected on the 1998 Audited Financials, (ii) those incurred since December 31, 1998 in the ordinary course of business, (iii) Liabilities incurred pursuant to this Agreement and (iv) Liabilities which individually or in the aggregate would not have a material adverse effect on the Condition of the Company.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                         AND COVENANTS OF THE PURCHASER

         The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

         6.1 Existence and Power. The Purchaser:

                  (a) is duly organized and validly existing under the laws of the jurisdiction of its organization; and

                  (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged.

         6.2 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement:

                  (a) is within the Purchaser's power and authority and has been duly authorized by all necessary action;

                  (b) does not contravene the terms of the Purchaser's Agreement of Limited Partnership, or any amendment thereof;

                  (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Purchaser, or any order or decree directly relating to the Purchaser, and

                  (d) does not require approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, except for any filing required under the HSR Act with respect to any Additional Closing and the expiration of the waiting period related thereto.

         6.3 Binding Effect. This Agreement and, when executed by the Company on the Closing Date, the Registration Rights Agreement has been duly executed and delivered by the Purchaser, constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.4 No Legal Bar. The execution, delivery and performance of this Agreement will not violate any Requirement of Law or any Contractual Obligation of the Purchaser.

         6.5 Purchase for Own Account. The Preferred Shares (including, for purposes of this Section 6.5, the Common Shares and Subordinated Notes issuable upon conversion or exchange of the Preferred Shares) to be acquired by the Purchaser pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Preferred Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, or pursuant to Article 10 hereof, and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control. If the Purchaser should in the future decide to dispose of any of the Preferred Shares, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to the Preferred Shares. If the Purchaser should decide to dispose of the Preferred Shares, other than pursuant to the provisions of the Registration Rights Agreement or Article 10 hereof, the Purchaser, if requested by the Company, will have the obligation in connection with such disposition, at the Purchaser's expense, of delivering an opinion of counsel of recognized standing in securities law, in connection with such disposition to the effect that the proposed disposition of the Preferred Shares would not be in violation of the Securities Act or any applicable state securities laws and, assuming such opinion is required and is otherwise appropriate in form and substance under the circumstances, the Company will accept, and will recommend to any applicable transfer agent or trustee for any of the Preferred Shares that it accept, such opinion. The Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of the Preferred Shares and the shares of Common Stock and Subordinated Notes issued on conversion or exchange thereof to the following effect:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

         6.6 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

         6.7 Investment Knowledge. The Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

         6.8 HSR Act. Neither the Purchaser, nor any Person that is an "ultimate parent entity" of the Purchaser (as defined in Rule 801.1 promulgated by the Federal Trade Commission under the HSR Act) has total assets or annual net sales (as determined pursuant to the regulations promulgated under the HSR Act) of ten million dollars ($10,000,000) or more.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 Indemnification by the Company. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates (including, without limitation, Brown Brothers Harriman & Co.) and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any breach of any covenant, agreement, representation or warranty of the Company in this Agreement or any legal, administrative or other actions (including actions brought by the Company or any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the Preferred Shares, the Registration

         Rights Agreement, the transactions contemplated hereby or thereby, or any indemnified person's role therein or in the transactions contemplated hereby or thereby; provided, however, that the Company shall not be liable under this
Section 7.1: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (b) with respect to Liabilities arising solely out of actions brought by the partners of the Purchaser against an indemnified party or by one indemnified party against another, or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from (i) the willful misconduct, bad faith or gross negligence of such indemnified party or (ii) a breach of the Purchaser's representations in Article 6 or any breach of the Purchaser's obligations under this Agreement or the Registration Rights Agreements, or (d) any Liabilities arising solely from the transfer of the Preferred Stock by the Purchaser to any Person; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party; provided, however, that if an indemnified party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party.

         7.2 Notification. Each indemnified party under this Article 7 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such indemnified party (i) other than pursuant to this
Article 7 or (ii) under this Article 7 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action or other proceeding shall be brought against any indemnified party and it shall promptly notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party,
(a) there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the

Company or (b) any conflict or potential conflict exists between the Company and such indemnified party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay unreasonable fees or expenses or fees and expenses under this Section 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that the Company will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any indemnified party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other indemnified party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, by separate agreement or otherwise.

         7.3 Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                    ARTICLE 8

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees with the Purchaser and any Affiliate of the Purchaser, so long as the Purchaser or such Affiliate holds any Registrable Securities or Preferred Shares, Subordinated Notes, or shares of Common Stock issued or issuable upon conversion or exchange of the Preferred
Stock:

         8.1 Financial Statements. The Company shall deliver to the Purchaser and any of its Affiliates that are Holders:

                  (a) as soon as available, but not later than one hundred (100) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management discussion and analysis of the operations of the Company and its Subsidiaries for such fiscal year and by the opinion of Ernst & Young (or any successor thereto) or another nationally recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with respect to which such accounting firm concurs);

provided, however, that the delivery of a copy of the Company's Annual Report on Form 10-K shall satisfy the requirements of this Section 8.1(a);

                  (b) commencing with the fiscal period ending on June 30, 1999, as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company; provided, however, that the delivery of a copy of the Company's Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 8.1(b);

                  (c) annual budgets and such other financial and operating data of the Company and its Subsidiaries, as the Purchaser reasonably may request, to the extent that such information is formally prepared for the Company's Chairman, President, Board of Directors and/or banks or other lenders;

                  (d) at any time when it is not subject to Section 13 or 15(d) of the Exchange Act, upon request, to the Purchaser and prospective purchasers of the Preferred Shares, information of the type that would satisfy the requirement of subsection (d)(4)(i) of Rule 144A (or any similar successor provision) under the Securities Act; and

                  (e) except as otherwise provided in Sections 8.1(a) and (b), promptly after the same are filed, copies of all Commission Documents.

         8.2 Certificates; Other Information. The Company shall furnish to the Purchaser and to any Affiliate of the Purchaser that is a Holder:

                  (a) concurrently with the delivery of the financial statements referred to in Section 8.1(a), a certificate of the Company's Chief Financial Officer stating that to the knowledge of such officer there is no default under or breach of Articles 8 and 9, except as specified in such certificates; and

                  (b) concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and (b), a certificate of an officer of the Company including calculations set forth in reasonable detail showing the Company's compliance with the financial covenants contained herein.

         8.3 Preservation of Corporate Existence. The Company shall, and shall cause each of its Subsidiaries to:

                  (a) preserve and maintain in full force and effect its corporate or organizational existence and good standing under the laws of its jurisdiction of incorporation or organization except as permitted by Section 9.2;

                  (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, licenses and franchises necessary in the normal conduct of its business; and

                  (c) use its reasonable efforts to preserve its business organization.

         8.4 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including without limitation:

                  (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                  (b) all lawful claims which the Company and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property (other than Liens which individually or in the aggregate would not have a material adverse effect on the Condition of the Company), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

                  (c) all payments of principal of and interest on Indebtedness when due (giving effect to any grace periods relating thereto).

         8.5 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over it or its business, except such as to which such failure to comply would not have a material adverse effect on the Condition of the Company.

         8.6 Notices. Upon knowledge of the Chief Executive Officer, the President or the Chief Financial Officer of the Company of the events described below, the Company shall give written notice within 10 days to the Purchaser of:

                  (a) the occurrence of any default under, or breach of, any provision of Article 8 or 9 accompanied by a certificate specifying the nature of such default or breach, the period of existence thereof and the action that the Company has taken or proposes to take with respect thereto; and

                  (b) any (i) material default or event of default under any material Contractual Obligation, including the Credit Agreement and Indenture, of the Company or any of its Subsidiaries, or (ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority;

each accompanied by a statement setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

         8.7 Issue Taxes. The Company shall pay, or cause to be paid, all documentary and similar taxes levied under the laws of any applicable jurisdiction in connection with the issuance of the Preferred Shares and the execution and delivery of the other agreements and documents contemplated hereby and any modification of the Preferred Shares or such other agreements and documents and will hold the Purchaser harmless, without limitation as to time, against any and all Liabilities with respect to all such taxes.

         8.8 Reservation of Shares.

                  (a) The Company shall reserve and keep available until June 30, 2000 out of its authorized Preferred Stock, solely for the purpose of sale to the Purchaser of the Additional Shares, 20,000 Preferred Shares. The Additional Shares shall be duly and validly issued and, upon payment of the Additional Purchase Price, be fully paid and non-assessable.

                  (b) The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue or delivery upon conversion or exchange of the Preferred Shares as provided in the Certificate of Designation, such number of shares of Common Stock as shall then be issuable or deliverable upon the conversion or exchange of all outstanding Preferred Shares. Such shares of Common Stock shall, when issued or delivered in accordance with the Certificate of Designation, be duly and validly issued and fully paid and non-assessable. The Company shall issue the Common Stock into which the Preferred Shares are convertible or exchangeable upon the proper surrender of the Preferred Shares in accordance with the provisions of the Certificate of Designation and shall otherwise comply with the terms thereof.

         8.9 Inspection.

                  (a) The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company.

                  (b) The Purchaser and any Holder which is an Affiliate of the Purchaser agrees that any confidential information relating to the Company and its

Subsidiaries obtained (i) in negotiation and execution of this Agreement, (ii) during any inspection pursuant to Section 8.9, (iii) pursuant to Section 8.1(c) or 8.10 or (iv) from the Company or any of its Subsidiaries or representatives thereof which is clearly marked "Confidential" on the first or cover page thereof (collectively, the "Information") shall be kept confidential by the Purchaser and such Affiliate, and that they shall use their best efforts to cause any person designated pursuant to Section 8.10 to attend meetings of the Board of Directors to keep all Information confidential.

         The term "Information" shall not include any information which (i) at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of its disclosure by the Purchaser or such Affiliate), (ii) was available to the Purchaser or such Affiliate on a non-confidential basis prior to disclosure to the Purchaser or such Affiliate by the Company, (iii) becomes available to the Purchaser or such Affiliate on a non-confidential basis from a Person who is not to the Purchaser's or such Affiliate's knowledge otherwise bound by a confidentiality agreement with the Company, or (iv) has been independently developed by the Purchaser or its Affiliates.

         Notwithstanding the foregoing, the Purchaser and its Affiliates may disclose Information to: (i) their advisors, representatives, agents, partners or employees and (ii) any prospective transferee of the Preferred Stock or of an interest in the Purchaser or in a successor fund sponsored by Brown Brothers Harriman & Co. if such transferee enters into a confidentiality agreement having substantially the same terms as this Section 8.9(b).

         8.10 Board Representation.

                  (a) The Company shall, within 30 days after the Closing Date, promptly cause one vacancy to be created on its Board of Directors (by increasing the number of members of the Board of Directors or otherwise) and at such time shall cause one person designated by the Purchaser (unless, after customary investigation of such Person's qualifications, the Board of Directors reasonably determines in good faith that such Person is not qualified or acceptable under standards applied fairly and equally to all nominees) to be selected to fill such vacancy. Such designee shall serve until the next succeeding annual meeting of stockholders of the Company to be held after such election.

                  (b) Commencing with such next succeeding annual meeting of stockholders of the Company referred to in Section 8.10(a), so long as the Purchaser holds 20% of the shares of Common Stock issued or issuable upon conversion of the Preferred Shares (whether or not the Preferred Shares have been converted) the Purchaser shall be entitled to designate (in addition to any rights granted to the holders of Preferred Stock as set forth in the Certificate of Designation) one director to the Company's Board of Directors and, at relevant future annual meetings of the stockholders of the Company, a successor to replace such director upon expiration of his or her term. The Company shall cause such designee of the Purchaser (unless, after customary investigation of such Person's qualifications, the Board of Directors reasonably determines in good faith that such Person is not qualified or acceptable under standards applied fairly and equally to all nominees) be included in the slate of nominees recommended by the Board to the Company's stock holders for election as directors, and the Company shall use its reasonable best efforts to cause the election of such designee, including voting all shares for which the Company holds proxies (unless otherwise directed by the stockholder submitting such proxy) or is otherwise entitled to vote, in favor of the election of such person. Notwithstanding the foregoing, if the Purchaser has not designated a person pursuant to Section 8.10(a), or if the Purchaser is entitled to designate a director to the Company's Board of Directors by virtue of the first sentence of this Section 8.10(b) and the Purchaser does not designate one director to the Company's Board of Directors, the Purchaser shall be entitled to receive all notices and materials distributed to the members of the Board of Directors of the Company, and to designate one person who shall be entitled to attend all meetings of the Board of Directors and committees thereof and to receive minutes of all such meetings upon preparation thereof.

                  (c) In the event such designee of the Purchaser shall cease to serve as a director for any reason, other than by reason of the Purchaser not being entitled to designate a designee as provided in Section 8.10(a) or 8.10(b), the Company shall use its reasonable best efforts to cause the vacancy resulting thereby to be filled by a designee of the Purchaser.

                  (d) For so long as the Purchaser shall have the rights granted pursuant to Sections 8.10(a), (b) and (c) above, the Purchaser shall have the right (in addition to such other rights) to have a representative attend all regular and special meetings of the Board of Directors of the Company. These visitation rights shall include the right to receive the same notice and materials provided to Board and committee members.

         8.11 Registration and Listing. If any shares of Common Stock required to be reserved for purposes of conversion or exchange of the Preferred Shares as provided in the Certificate of Designation require registration with or approval of any Governmental Authority under any Federal or state or other applicable law before such Common Stock may be issued or delivered upon conversion or exchange, the Company will endeavor in good faith and as expeditiously as possible to cause such Common Stock to be duly registered or approved, as the case may be, unless such registration or approval is required solely because of a breach of the Purchaser's representation contained in Section 6.5. So long as the Common Stock is quoted on the NASDAQ or listed on any national securities exchange, the Company, if permitted by the rules of such system or exchange, will quote or list and keep quoted or listed on such system or exchange, upon official notice of issuance, all Common Stock issuable or deliverable upon conversion or exchange of the Preferred Shares. In addition, at the request of the

Purchaser, the Company will endeavor in good faith and as expeditiously as practicable to obtain private placement numbers for the Preferred Shares and the Common Stock or Subordinated Notes issued upon conversion or exchange of the Preferred Shares, assigned by the CUSIP Service Bureau of Standard & Poors' ratings group and make such securities PORTAL and DTC eligible.

         8.12 HSR Act Filing. In connection with the first Additional Closing, the Company shall prepare and file, and cooperate with the Purchaser so that it may prepare and file, within five Business Days of a request by the Purchaser, notification and report forms in compliance with the HSR Act, and shall otherwise fully comply with the requirements of the HSR Act. The Company shall prepare and file and use its reasonable best efforts to obtain, all other governmental consents necessary to allow the Purchaser or its Affiliates to purchase Additional Shares. The Company shall bear all of its own expenses and all out-of-pocket expenses (including filing fees and reasonable attorneys' fees, charges and expenses) of the Purchaser in connection with any such preparation and filing.

         8.13 Private Offering. In the event the Company proposes to sell Common Stock in an offering not required to be registered under the Securities Act, it will give the Purchaser at least 20 Business Days prior notice. If the Purchaser elects by written notice to the Company within 15 Business Days after receipt of such notice, it may participate in the sale (under the same terms and conditions as set out in such offering), by including in such sale in place of an equal number of shares of Common Stock to be sold by the Company, such aggregate number of shares of Common Stock as is equal to the product obtained by multiplying (i) the number of shares of Common Stock proposed to be sold by the Company by (ii) a fraction (A) the numerator of which is the number of shares of Common Stock into which the Preferred Shares held by the Purchaser have heretofore been or may be converted and (B) the denominator of which is the sum of (x) the amount of such numerator and (y) the total number of shares of Common Stock outstanding at such time. The provisions of this Section 8.13 shall not apply to issuances of Common Stock in connection with: (1) acquisitions by the Company, (2) the exercise of options or conversion of convertible securities and
(3) services rendered to the Company.

         8.14 Additional Registration Rights. The Company shall not provide any registration rights with respect to its securities which are superior or inconsistent with those granted under the Registration Rights Agreement.

                                    ARTICLE 9

                               NEGATIVE COVENANTS

         The Company hereby covenants and agrees with the Purchaser and any Affiliate of the Purchaser so long as such Person holds any shares of Preferred Stock or Subordinated Notes, that without the prior consent of such Person in accordance with Section 11.4:

         9.1 Consolidated Net Worth. The Company's Consolidated Net Worth shall not be less than the sum of (a) $300 million (excluding reductions caused by pooling of interest mergers), and (b) 100% of the proceeds of the issuance of any capital stock (excluding the Preferred Shares) by the Company or any of its Subsidiaries to any Person from the Closing Date to the date such Consolidated Net Worth is determined.

         9.2 Consolidations and Mergers. The Company shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whenever acquired), except the Company may consolidate or merge with or into, or sell all or substantially all of its assets to, any Person if:

                  (a) The corporation or partnership formed by such consolidation or surviving such merger or the Person which acquires all or substantially all of the assets of the Company shall be (after giving effect to such transaction) a Solvent corporation or partnership organized or formed, as the case may be, and existing under, the laws of the United States, any state thereof, or the District of Columbia and shall expressly assume in writing all of the obligations of the Company under this Agreement, the Preferred Shares and the Registration Rights Agreement;

                  (b) immediately after giving effect to such transaction, no default under, or breach of, provisions of Article 8 and 9 exists;

                  (c) the corporation or partnership formed by or surviving any such transaction or the Person which acquires all or substantially all of the assets of the Company shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and

                  (d) the Company shall have furnished to the Holders (i) an opinion of counsel satisfactory to a majority in interest of the Holders addressing the matters (other than Solvency) set forth in clause (a) above and
(ii) the certificate of the Chief Financial Officer of the Company to the effect that such transaction has been consummated in compliance with the foregoing requirements; provided that nothing in this Section 9.2 shall affect the rights of any Holder under this Agreement, the Preferred Shares or the Registration Rights Agreement.

         9.3 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except on terms no less favorable to the Company or such Subsidiary than those the Company or such Subsidiary would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such subsidiary; provided that any transaction approved by a majority of the independent directors of the Company shall be conclusively deemed to be on such terms.

         9.4 No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries shall enter into any loan or other agreement, or enter into any amendment or other modification to any currently existing agreement, which by its terms restricts or prohibits the ability of the Company to pay dividends on the Preferred Stock, to issue Common Stock upon conversion or exchange of the Preferred Stock in accordance with the Certificate of Designation and this Agreement; provided, however, that the foregoing shall not prevent the Company from entering into loan or other agreements that contain restrictions on the ability of the company to pay dividends on the Preferred Stock either (i) during the existence of an event of default under such agreements or (ii) if such payment or repurchase would, although not in itself a breach of any covenant in any such agreement, result in the occurrence of a default or event of default arising from a breach by the Company of one or more covenants regarding the financial condition of the Company so long as, on the date such agreement is entered into, (x) the terms of any such covenants would not prohibit such payment on such date and (y) the Company does not reasonably anticipate that any of the terms of such covenants is likely to be breached during the term of such agreement as a result of such payment of dividend.

         9.5 Issuance of Preferred Stock. The Company shall not issue any Preferred Stock except pursuant to this Agreement. If the Purchaser does not purchase all the Additional Shares by June 30, 2000, the Company will amend the Certificate of Designation to reduce the number of authorized Preferred Shares to equal that amount outstanding on the date of such amendment.

                                   ARTICLE 10

                                  DISPOSITIONS

         10.1 Dispositions by Phillips.

                  (a) If John D. Phillips ("Phillips") at any time or from time to time proposes or agrees to sell or transfer to a Person or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, any shares of Common Stock held by him, and so long as the Purchaser and all Holders that are Affiliates of the Purchaser hold collectively at least five percent of the Common Stock issued or issuable upon conversion of the Preferred Stock, Phillips shall give written notice of such proposed sale to the Purchaser within 15 Business Days prior to the date of such sale, which notice shall state the price and other terms of the proposed transaction and shall state the number of shares proposed to be sold; provided, however, that the provisions of this Section 10.1(a) shall not apply to the sale or transfer of any shares of Common Stock held by Phillips unless the sum of such shares plus all other shares of Common Stock sold or transferred by Phillips during the period from the Closing Date to the date of the proposed sale or transfer of such share shall be equal to or greater than 35% of the number of shares of Common Stock held by Phillips on the date hereof (assuming the exercise of all options held by Phillips). So long as the Purchaser and all Holders that are Affiliates of the Purchaser hold collectively at least five percent of the Common Stock issued or issuable upon conversion of the Preferred Stock the Purchaser and each such Holder may, upon giving written notice thereof to Phillips within ten Business Days after receipt of the notice provided for in the first sentence of this Section 10.1, participate in such sale on the same terms and conditions as those offered by Phillips to such third party or parties, by including in such sale in place of an equal number of shares of Common Stock held by Phillips (excluding any shares with respect to which the provisions of this Section 10.1(a) shall not apply in accordance with the preceding sentence hereof) such aggregate number of shares of Common Stock as is equal to the product obtained by multiplying (i) the number of shares of Common Stock proposed to by sold by Phillips by (ii) a fraction (A) the numerator of which is the number of shares of Common Stock into which the Preferred Shares held by the Purchaser and each such Holder have theretofore been converted or exchanged or may be converted and (B) the denominator of which is the sum of (x) the amount of such numerator and (y) 1,542,340 (which number shall be adjusted appropriately for any subdivision, combination, reclassification or similar event with respect to the Common Stock).

                  (b) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 10.1(a) hereof, the provisions of this Section 10.1 shall not apply to any sale or transfer by Phillips of any part of his shares of Common Stock (i) to (A) a spouse, (B) any of his lineal descendants, (C) a partnership or trust set up for the benefit of one or more of such persons or (D) any entity controlled by Phillips; provided, however, that any proposed sale or transfer by any of such transferees shall be deemed to be a sale or transfer by Phillips for purposes of this Section 10.1, or (ii) pursuant to a transaction intended to be a charitable contribution.

                  (c) The provisions of this Section 10.1 shall terminate upon the death or disability of Phillips or if Phillips is no longer either an officer or director of the Company. The term "disability" shall mean, with respect to Phillips, that due to physical or mental infirmity, whether total or partial, Phillips is permanently unable to perform his usual duties for the Company.

         10.2 Dispositions by the Purchaser.

                  (a) Except as set forth below, until the earlier to occur of
(i) the second anniversary of the Closing Date, (ii) the date on which the Purchaser and all Holders that are Affiliates of the Purchaser collectively cease to own at least five percent of the Common Stock issued or issuable upon conversion of the Preferred Stock, (iii) the occurrence of a Change of Control and (iv) the occurrence of a breach with respect to any of the covenants set forth in Sections 8.8, 8.9, 8.10, 8.11, 8.13 and 8.14 and Article 9 ,which breach remains uncured ten Business Days after written notice is provided to the Company (the "Transfer Restriction Period"), the Purchaser shall not transfer its Common Stock or Preferred Shares.

                  (b) During the Transfer Restriction Period, if the Purchaser shall desire to sell or otherwise transfer more than 50% of its Common Stock or Preferred Shares pursuant to the provisions of Rule 144A (or any successor rule promulgated under the Securities Act) or in any other transaction, other than pursuant to the provisions of Rule 144 (or any successor rule promulgated under the Securities Act), not constituting a public offering, the Purchaser shall give the Company written notice of its desire to sell such securities, specifying the number of such securities the Purchaser desires to sell and the price at, and the terms and conditions on, which the Purchaser desires to sell such securities, and offering to sell such securities to the Company at such price and on such terms and conditions. If, within ten Business Days of receiving such notice, the Company does not accept such offer in writing, the Purchaser shall be free for a period of 40 Business Days to sell such securities to any Person at a price not less than 95% of the price offered to the Company, and on terms and conditions substantially equivalent to those offered to the Company. If the Purchaser does not sell such securities subject to such notice within such 40 Business Day period, the Purchaser may not thereafter sell or transfer such securities without again complying with the provisions of the first sentence of this Section 10.2(b). If the Company accepts such offer within the time period specified in the preceding sentence, then the Company shall purchase the securities specified in such notice as promptly as is reasonably practicable, but in no event later than 20 Business Days following such acceptance. If after such acceptance the Company for whatever reason fails to purchase securities on or prior to the date specified in the preceding sentence, the Purchaser may, among other remedies available to it, sell such securities to any Person at any price and on any terms.

                  (c) Notwithstanding anything in this Section 10.2 to the contrary, the Purchaser may, at any time and from time to time, sell or otherwise transfer Common Stock or Preferred Shares (i) pursuant to an exchange offer or a tender offer not opposed by a majority of the Company's Board of Directors, (ii) pursuant to any all cash tender offer made by any Person for all of the issued and outstanding Common Stock, (iii) pursuant to the Registration Rights Agreement, or (iv) to any of the Purchaser's Affiliates, or (v) to the Purchaser's limited partners pursuant to a pro rata distribution; provided, however, that any Affiliates (or limited partners) of the Purchaser to which such securities are transferred shall agree to be bound by all of the transfer restrictions set forth in this Section 10.2.

                  (d) Except as otherwise provided in Section 10.2(c), any securities transferred by the Purchaser shall not thereafter be subject to the provisions of this Section 10.2.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Survival of Provisions. All warranties, representations and covenants made by the Company in or under this Agreement shall be considered to have been relied upon by the Purchaser and shall survive the execution and delivery of this Agreement and the issuance to the Purchaser of the Preferred Shares, regardless of any investigation made by the Purchaser or on its behalf. All warranties, representations and covenants made by the Purchaser or on its behalf shall survive the execution and delivery of this Agreement and the issuance to the Purchaser of the Preferred Shares. Except as otherwise set forth in Article 8 or 9, all of the representations and warranties made herein and each of the provisions of Articles 5, 6, 7 and 11 shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser or any Affiliate, acceptance of the Preferred Shares and payment therefor, payment or prepayment of the Preferred Shares upon redemption or otherwise, conversion or exchange of the Preferred Shares or termination of this Agreement; provided that the representations and warranties set forth in Articles 5 and 6 shall expire and terminate upon the conversion or exchange of all of the Preferred Stock into or for Common Stock.

         11.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  (a) if to the Purchaser at the following address:

                        The 1818 Fund III, L.P.
                        c/o Brown Brothers Harriman & Co.
                        59 Wall Street
                        New York, New York 10005
                        Telecopier No.:  (212) 493-8429
                        Attention:  Lawrence C. Tucker
                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Telecopier No.:  (212) 757-3990
                        Attention:  Marilyn Sobel, Esq.

                  (b) if to the Company at the following address:

                        World Access, Inc.
                        Suite 2240
                        945 East Paces Ferry Road
                        Atlanta, Georgia 30326
                        Telecopier No.:  (404) 233-2280
                        Attention:  John D. Phillips

                  with a copy to:

                        Long, Aldridge & Norman, LLP
                        One Peachtree Center, Suite 5300
                        303 Peachtree Street
                        Atlanta, Georgia  30308
                        Telecopier No.: (404) 527-4198
                        Attention:  H. Franklin Layson, Esq.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         11.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Purchaser may assign any of its rights under this Agreement only to any of its Affiliates; provided that any such Affiliate (including any limited partner) agrees to be bound by the provisions in this Agreement. The Company may not assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article 7, no Person other than the parties hereto is intended to be a beneficiary of this Agreement, the Preferred Shares or the Registration Rights Agreement. Nothing in this Section 11.3 shall prohibit the Purchaser from transferring its Common Stock, Preferred Stock or Subordinated Notes to any person nor shall anything in this Section affect any Holder's rights under the Registration Rights Agreement.

         11.4 Amendment and Waiver. No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise. Any amendment, supplement, modification or termination of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given and shall be effective only when signed in writing by or on behalf of holders of at least 50% of the Common Stock issued and issuable upon conversion of the Preferred Shares (whether or not converted) (it being understood that the terms of this Agreement may be waived or amended with the written consent of holders of at least 50% of the Common Stock issued and issuable upon conversion of the Preferred Shares (whether or not converted). Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         11.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         11.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         11.7 Determinations. Except where any provision expressly requires that a determination be reasonable or a consent not be unreasonably withheld, or be subject to qualifications to similar effect, all determinations to be made by the Company, the Purchaser or any Holder hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion.

         11.8 Governing Law. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         11.9 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought only in the courts of the State of New York located in New York City or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 11.2, such service to become effective 10 days after such mailing.

         11.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         11.11 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

         11.12 Remedies. If a breach of this Agreement or the Certificate of Designation by the Company occurs and is continuing, any Holder may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of any provision of this Agreement or the Certificate of Designation. A Holder may maintain a proceeding even if it does not possess any of the Preferred Shares or does not produce any of them in the proceeding. Except as otherwise provided by law, a delay or omission by any Holder in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

         11.13 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the Certificate of Designation and the Registration Rights Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, the Certificate of Designation, the Registration Rights Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

         11.14 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, the Certificate of Designation or the Registration Rights Agreement or any other document or instrument contemplated hereby or thereby, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

         11.15 Publicity. Except as may be required by applicable law, neither party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by either party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

         11.16 Expenses. The company acknowledges and agrees that whether or not the transactions contemplated hereby are consummated, the Company shall reimburse the Purchaser for all (i) reasonable out-of-pocket expenses and all consulting and legal fees and expenses and other charges of the Purchaser in connection with the negotiation, execution and delivery of this Agreement, the Preferred Shares and the Registration Rights Agreement (including, without limitation, all fees, disbursements and related charges of Paul, Weiss, Rifkind, Wharton & Garrison) and (ii) reasonable out-of pocket expenses for attendance at meetings of the Board of Directors of the Company by the Purchaser's Director and any representative. The Company agrees that it will make such reimbursements as such fees and expenses are incurred, upon request from the Purchaser.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.

                                        WORLD ACCESS, INC.


                                        By: _________________________
                                            Name:  John D. Phillips
                                            Title: CEO


                                        THE 1818 FUND III, L.P.

                                        By: Brown Brothers Harriman & Co.,
                                             General Partner

                                        By: _________________________
                                            Name:  Lawrence C. Tucker
                                            Title: Partner

                                            The undersigned hereby agrees to be
                                            bound by and perform in accordance
                                            with Section 10.1 of this Agreement.


                                            _________________________
                                            John D. Phillips